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                                  EXHIBIT 10.28


iGo
Mobile Techology Outfitter(TM)


January 18, 2002


Rick Blair
2802 West 66th Terrace
Mission Hills, KS 66208

Dear Rick:

iGo Corporation is pleased to offer you the position Vice President of Sales, with a start date of January 28, 2002. This letter embodies all of the terms of our offer of employment to you and is contingent upon the satisfactory completion of a pre-employment drug screen and background checks.

Your compensation will be $7,291.66 semi-monthly ($175,000.00 annually) with pay periods twice a month. You will be eligible for a bonus of up to $20,000.00 per quarter based on achievement of the internal sales plan with an upside of 5% increments capped at 200% of bonus amount or $160,000.00. The Q1 2002 bonus is guaranteed. After one year of service your compensation, inclusive of base salary and bonus, will be mutually renegotiated with a view of reaching a 50/50 split between base and incentive pay. You will be awarded 200,000 iGo Corporation shares. The shares vest over a four-year period, 25% per year. iGo will reimburse actual temporary housing costs, as well as round trip travel expenses for yourself or your spouse each weekend for the first ninety days of employment or as otherwise mutually agreed. Additionally, iGo will reimburse actual moving expenses of household and personal belongings from Kansas to the Reno, Nevada metropolitan area. This includes packing of household and personal items and moving two vehicles. The closing costs incurred in the sale of your current home and the closing costs of the purchase of a new home in Reno, capped at 5% of purchase price, will also be reimbursed after ninety days of employment. You will report to Rick Shaff, Chief Executive Officer, and work at our facility located at 9393 Gateway Drive, Reno, NV 89511.

Due to the competitive nature of our industry and our firm commitment to becoming number one, iGo has set an extremely high standard for the employees we recruit. Therefore, we will perform performance evaluations annually to coincide with anniversary dates.

A summary of our benefits are as follows:

         o STOCK OPTIONS: 200,000 post split shares at the then current market value with a 4 year vesting schedule, 25% per year.

         o PERSONAL TIME OFF (PTO): 120 hours annually. You will be eligible to begin utilizing your PTO after 90 days of employment.

         o HEALTH BENEFITS: Medical, dental and vision for you and your qualified dependents at no cost. You will be eligible for coverage on the first of the month following your 30th day of employment. Additionally, iGo will pay an amount not to exceed a COBRA equivalent for the initial 30 days of your employment.

         o 401(K) PLAN: Eligible the first day following 90 days of employment. Open enrollment is held quarterly.

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As a team member, you will be expected to abide by company rules and regulations. This employment offer is contingent upon your agreement to the following items. You will be specifically required to:

         1.       Successfully pass our reference checking process.
         2. Pass a pre-placement drug test and sign a Drug Policy Acknowledgement form.
         3. Sign an I-9 Employment Eligibility Verification and present required identification confirming your right to work in the United States. This must be completed no later than three (3) days after your employment begins.
         4. Sign an Employment, Confidential Information, Invention Assignment, and Arbitration Agreement.

It is the goal of iGo to provide a positive, supportive work environment and a solid economic foundation upon which all employees may build a future. However, the Company is also cognizant that personnel changes are sometimes initiated by employees and management alike. In this regard, Employment at iGo is At Will. As a iGo team member, you may terminate employment at any time and for any reason whatsoever. Similarly, iGo may terminate your employment at any time for any reason whatsoever, with or without cause. This mutual employment arrangement supersedes all our prior written or oral communication with you and can only be modified by written agreement signed by the Chief Executive Officer or Chief Financial Officer of iGo. You should understand, iGo may change your responsibilities, duties, supervisor, work hours, work location and benefits programs from time to time, at its discretion, with or without notice.

If you wish to accept employment at iGo under the terms set out above, please sign and date this letter and return them to me no later than January 21, 2002.

Rick, we are looking forward to having you as a part of the iGo team and have a keen interest in developing a successful working relationship with you. Please review the terms of this offer and the At Will employment relationship as an indicator that we are extremely thorough in our quest to hire and employ only the most qualified team members. We look forward to your affirmative response and to a productive and exciting working relationship. If you have any questions or need further information please do not hesitate to contact me.


Sincerely,

/s/ Rick Shaff
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Rick Shaff
Chief Executive Officer


I agree, by signing below, that iGo has made no promises other than what is outlined in this letter. It contains the entire offer the Company is making to me. I hereby accept this offer and intend to begin my employment on 1-28, 2002.

Terms Approved and Accepted:  /S/ RICK BLAIR
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                              Signature

                              RICK BLAIR
                              -----------------------
                              Name

                              1-21-02
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                              Date

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